Exhibit 10.3

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

In the Matter of	)
)
RIGGS NATIONAL CORPORATION	)	Docket No. 05-003-B-HC
Washington, D.C.	)
)
)

     WHEREAS, it is the common goal of Riggs National Corporation, Washington, D.C. (“Riggs”), a registered bank holding company, and the Board of Governors of the Federal Reserve System (“Board of Governors”) to maintain the financial condition and the continued safe and sound operation of Riggs and its consolidated organization;

     WHEREAS, Riggs is continuing to implement provisions of the consent Order to Cease and Desist issued on May 14, 2004 by the Board of Governors against Riggs and Riggs International Banking Corporation, Miami, Florida (“RIBC”), an Edge corporation organized under Section 25A of the Federal Reserve Act (12 U.S.C. 611 et seq.), which is a wholly-owned subsidiary of Riggs Bank, N.A., Washington, D.C. (the “May 2004 Order”);

     WHEREAS, RIBC ceased to exist as a separate entity as of December 31, 2004, and all of RIBC’s remaining operations, accounts, property, and records have been transferred to Riggs Bank, N.A.;

     WHEREAS, to reflect RIBC’s closure and developments in the condition of the Riggs consolidated organization since the issuance of the May 2004 Order, the May 2004 Order is being terminated, and Riggs is consenting to the issuance of this new Cease and Desist Order (the “Order”) by the Board of Governors; and

     WHEREAS, on January 26, 2005 the board of directors of Riggs, at a duly constituted meeting, adopted a resolution:

          (1) authorizing and directing Robert L. Allbritton, Chief Executive Officer, to enter into this Order on behalf of Riggs and consenting to compliance by Riggs and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1813(u) and 1818(b)(3)) (the “FDI Act”), with each and every provision of this Order; and

          (2) waiving any and all rights that Riggs may have pursuant to section 8 of the FDI Act and 12 C.F.R. part 263 or otherwise to the issuance of a notice of charges; to a hearing for the purpose of taking evidence with respect to any matter implied by or set forth in this Order; to judicial review of this Order; or to challenge or contest, in any manner, the basis, issuance, validity, terms, effectiveness or enforceability of this Order or any provision hereof.

     NOW, THEREFORE, IT IS HEREBY ORDERED, pursuant to section 8(b) of the FDI Act, that Riggs shall cease and desist and take affirmative action as follows:

Management, Board Oversight, and Risk Management

     1. Riggs shall continue to implement the plans required by the May 2004 Order to strengthen management, board oversight and risk management. Riggs shall, at a minimum:

          (a) Within 90 days of this Order, fully implement all recommendations and address all criticisms of the management review required by paragraph 1 of the May 2004 Order;

          (b) within 90 days of this Order, fully implement the board oversight plan required by paragraph 2 of the May 2004 Order;

          (c) within 90 days of this Order, fully implement the risk management plan required by paragraph 3 of the May 2004 Order;

          (d) track the implementation of the recommendations and the plans; and

          (e) within 180 days of this Order, validate the effectiveness of the aforementioned implementation and submit a written report to the Federal Reserve Bank of Richmond (the “Reserve Bank”) that (i) summarizes the actions taken to fully comply with the relevant provisions of the May 2004 Order and (ii) describes the actions taken to validate compliance.

     2. Within 60 days of this Order, Riggs shall submit to the Reserve Bank an acceptable plan that shall, at a minimum, address, consider, and include:

          (a) Recommendations in the report of the inspection of Riggs commenced on August 2, 2004 (the “Report of Inspection”) and any criticisms from prior inspections that have not yet been addressed;

          (b) procedures designed to ensure that services provided to the Riggs consolidated organization by retained third party consultants and attorneys (i) are subject to oversight and coordination by Riggs management, and (ii) are conducted under appropriate contractual arrangements;

          (c) such steps as are necessary to identify and retain critical employees within the Riggs consolidated organization and, where necessary, to recruit and hire additional qualified personnel; and

          (d) existing and emerging operational, compliance, and structural concerns noted in the Report of Inspection.

Capital Plan

     3. Within 30 days of this Order, Riggs shall submit to the Reserve Bank an acceptable written plan to achieve and maintain sufficient capital at the consolidated organization. The plan shall, at a minimum, address, consider, and include:

          (a) The consolidated organization’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measures and Tier 1 Leverage Measures, Appendices A and D of Regulation Y of the Board of Governors;

          (b) the anticipated level of retained earnings;

          (c) the risk profile of the consolidated organization;

          (d) the source and timing of additional funds to fulfill the future capital and reserve needs of the consolidated organization, including any requirements imposed by the Office of the Comptroller of the Currency;

          (e) the requirement of section 225.4(a) of Regulation Y of the Board of Governors that Riggs serve as a source of strength to Riggs Bank, N.A.; and

          (f) provision to the Reserve Bank of regular reports on compliance with all capital requirements imposed on the consolidated organization.

Contingency Funding Plan

     4. Within 60 days of this Order, Riggs shall submit to the Reserve Bank an acceptable written contingency plan to address the liquidity position of the consolidated organization. The plan shall address, at a minimum:

          (a) Fulfillment of current and future liquidity and funding needs of the consolidated organization, and the identification of potential funding sources under various scenarios;

          (b) adequate analysis of volatility and availability of current funding sources;

          (c) the continuing effect on the organization’s cash flow on the resolution of issues relating to compliance, internal controls, and risk management;

          (d) funding needs arising in connection with the resolution of issues addressed in the May 2004 Order and any potential litigation on related matters; and

          (e) Riggs’s ability to provide financial support to Riggs Bank, N.A.

Strategic Plan

     5. Within 60 days of this Order, Riggs shall submit to the Reserve Bank an acceptable written strategic plan to address significant risks that may affect the operating performance of the consolidated organization. The strategic plan shall set forth measures to be taken in response to varying contingencies that may affect the organization’s ability to implement its business initiatives and achieve its financial goals.

Internal Audit

     6. Riggs shall continue to implement the internal audit program for the consolidated organization required by paragraph 4 of the May 2004 Order.

     7. Within 60 days of this Order, Riggs shall submit to the Reserve Bank acceptable written enhancements to the consolidated organization’s internal audit program. The enhancements shall, at a minimum, address, consider, and include:

          (a) Oversight by the audit committee and senior management of all outsourced audit arrangements to ensure that any weaknesses and deficiencies are promptly identified and addressed;

          (b) procedures to track the effectiveness of oversight of outsourced audit work and evaluate the services provided to Riggs;

          (c) such steps as are necessary to ensure that Riggs’s outside audit firm(s), at a minimum: (i) identifies and reports any internal control and management information system weakness; (ii) documents the result of engagement(s) with comprehensive work papers; (iii) tracks the status and resolution of identified deficiencies; and (iv) effectively executes the annual audit plan agreed to by Riggs’s audit committee;

          (d) board and senior management oversight of the information technology audit function, the quality assurance function, and audits of foreign operations;

          (e) completion of an internal audit plan and the engagement of an internal auditor for 2005; and

          (f) all other internal audit recommendations in the Report of Inspection.

Dividends, Interest Payments, Debt and Stock Redemption

     8. (a) Riggs shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”).

          (b) Riggs shall not make any distributions of interest, principal, or other sums with respect to the debentures issued in connection with its trust preferred securities without the prior written approval of the Reserve Bank and the Director.

          (c) Riggs shall not purchase, redeem, or otherwise acquire, directly or indirectly, any of its stock or its debt without the prior written approval of the Reserve Bank and the Director.

          (d) All requests for prior written approval shall be received by the Reserve Bank at least 60 days prior to the proposed dividend declaration date, payment date, or repurchase date, and shall contain, but not be limited to, current and projected information on consolidated capital, asset quality, earnings, liquidity, and cash flow.

Maintenance of Records

     9. Riggs shall take such steps as are necessary to ensure the maintenance and availability to supervisory authorities of all records of RIBC, including, without limitation, all records generated or reviewed in connection with the transaction review at RIBC required by paragraph 8 of the May 2004 Order.

Termination of Prior Order

     10. The May 2004 Order is terminated.

Submissions to the Reserve Bank

     11. The plans and enhancements required by paragraphs 2, 3, 4, 5, and 7 of this Order shall be submitted to the Reserve Bank for review and approval. Acceptable plans and enhancements shall be submitted to the Reserve Bank within the time periods set forth in this Order. Riggs shall adopt the approved plans and enhancements within 15 days of approval by the Reserve Bank and then shall fully comply with them. During the term of this Order, the approved plans and enhancements shall not be amended or rescinded without the prior written approval of the Reserve Bank.

     12. Within 30 days after the end of each quarter following the date of this Order, Riggs shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Order and the results thereof. The Reserve Bank may, in writing, discontinue the requirement for progress reports or modify the reporting schedule.

Notices

     13. All communications regarding this Order shall be sent to:

(a)	James Barnes
Vice President Federal Reserve Bank of Richmond Post Office Box 27622 Richmond, VA 23261

(b)	Robert L. Allbritton
Chief Executive Officer Riggs National Corporation 800 17th Street, NW Washington, DC 20006-3944

Miscellaneous

     14. The provisions of this Order shall be binding on Riggs and its institution-affiliated parties in their capacities as such, and their successors and assigns.

     15. Each provision of this Order shall remain effective and enforceable until stayed, modified, terminated or suspended in writing by the Board of Governors.

     16. Notwithstanding any provision of this Order, the Reserve Bank may, in its sole discretion, grant written extensions of time to Riggs to comply with any provision of this Order.

     17. The provisions of this Order shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank, or any federal or state agency from taking any further or other action affecting Riggs or any of its current or former institution-affiliated parties or their successors or assigns.

     By order of the Board of Governors of the Federal Reserve System this 27th day of January, 2005.

RIGGS NATIONAL CORPORATION			BOARD OF GOVERNORS OF THE
FEDERAL RESERVE SYSTEM

By:	/s/	Robert L. Allbritton	By:	/s/	Jennifer J. Johnson

		Robert L. Allbritton			Jennifer J. Johnson
		Chief Executive Officer			Secretary of the Board